EXHIBIT 99.1

AMERICAN LEARNING CORPORATION

ANNOUNCES APPOINTMENT OF NEW DIRECTOR

JERICHO, NY, March 5, 2012: American Learning Corporation (the “Company”) (NASDAQ:ALRN) announced the appointment of Dr. Glenda Baskin Glover as a new member of the Board of Directors of the Company. She is a certified public accountant, an attorney and a high level finance administrator and educator.

Dr. Glover is currently the Dean of the College of Business at Jackson State University in Jackson, Mississippi. She was previously the Chairperson of the Department of Accounting at Howard University. Her previous employment experience includes positions as Senior Vice President and Chief Financial Officer of an engineering firm, a tax manager at Potomac Electric Power Company and an accountant with Arthur Andersen & Company.

Dr. Glover also sits on the Board of Directors of First Guaranty Bancshares where she serves as the Chair of the Audit Committee, is a member of the Advisory Board of Regions Bank of Mississippi and the Chairman of the Board of Commissioners of the Jackson (Mississippi) Airport Authority.

She is the author of more than one hundred articles and papers, is regarded as one of the nation’s experts on corporate governance and is a highly sought motivational speaker and political strategist. Dr. Glover is a member of several professional, civic, and non-profit organizations, and is the recipient of numerous awards and honors. Some of her organizations include the Harvard Business School Management Alliance, Board of Examiners for the American Institute of Certified Public Accountants, the MetroJackson Chamber of Commerce, the National Bar Association, NAACP and The Links, Inc. She just recently finished a term as member of the Board of Directors and International Treasurer of Alpha Kappa Alpha Sorority.

Gary Gelman, the Company’s Chairman of the Board, stated “With her extensive experience in educational, political and community issues, Dr. Glover will bring a wealth of knowledge to American Learning. We are extremely pleased that she has joined us and look forward to her vision on the board”.

Dr. Glover is a Certified Public Accountant and has a B.S. from Tennessee State University, an M.B.A. from Clark Atlanta University and a PhD. from George Washington University. Dr. Glover also completed the Doctor of Jurisprudence at Georgetown University. She is one of the few African-American females in the United States to hold the economics PhD., CPA and JD degree combination.

American Learning Corporation, through its wholly owned subsidiaries, Interactive Therapy Group Consultants, Inc. and Signature Learning Resources, Inc., offers a comprehensive range of services to children with developmental delays and disabilities.

For further information contact: Gary J. Knauer, Chief Financial Officer, American Learning Corporation, One Jericho Plaza, Jericho, NY 11753; telephone number (516) 938-8000.